PROSPECTUS and	PRICING SUPPLEMENT NO. 15
PROSPECTUS SUPPLEMENT, each	Dated September 8, 2015
Dated April 17, 2014, as supplemented	Registration Statement No. 333-195332
by Supplement No. 1 dated September 10, 2014	Filed Pursuant to Rule 424(b)(2)

U.S. $17,150,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES F

Due 9 Months or More from Date of Issue

$325,000,000 2.450% Fixed Rate Senior Notes Due September 11, 2020

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus, Prospectus Supplement and Supplement No. 1 and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422ETB5 / US24422ETB55

Date of Issue:	September 11, 2015

Maturity Date:	September 11, 2020

Principal Amount:	$325,000,000

Price to Public:	99.935% plus accrued interest from September 11, 2015

Interest Payment Dates:	Semi-annually on March 11 and September 11, commencing on March 11, 2016 and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	2.450% per annum

Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
Citigroup Global Markets Inc.	$97,500,000
Goldman, Sachs & Co.	97,500,000
HSBC Securities (USA) Inc.	97,500,000
BNP Paribas Securities Corp.	10,834,000
Credit Agricole Securities (USA) Inc.	10,833,000
U.S. Bancorp Investments, Inc.	10,833,000
Total	$325,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.585% plus accrued interest from September 11, 2015 if settlement occurs after that date.